Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS PRELIMINARY FOURTH QUARTER 2005 REVENUES
AND PROVIDES 2006 FINANCIAL GUIDANCE

BRANCHBURG, NJ, January 24, 2006 -- LifeCell Corporation (NASDAQ: LIFC) today reported preliminary unaudited revenues for the fourth quarter ended December 31, 2005 and provided financial guidance for the year ending December 31, 2006. Paul Thomas, President and Chief Executive Officer, will host a conference call today at 10:00 a.m. Eastern time to discuss fourth quarter preliminary revenues and expected financial performance for 2006.

2005 Preliminary Product Revenues

Preliminary product revenues for the fourth quarter were $27.0 million, up 69% compared to $16.0 million reported for the same period in 2004. The increase in product revenue was primarily due to a significant increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 84% to $22.0 million in the current quarter compared to $12.0 million in the fourth quarter of 2004. Orthopedic product revenues, which include Graft Jacket® and AlloCraft™DBM, increased 24% to $2.0 million in the quarter from $1.6 million in the fourth quarter of 2004. GraftJacket® revenues represented $1.6 million in the quarter compared to $1.1 million in the prior year quarter. Repliform® revenues increased in the quarter to $2.0 million from $1.7 million in the same quarter in 2004.

Preliminary product revenues for full year 2005 were $93.3 million, up 59% compared to $58.8 million in 2004. AlloDerm® product revenues increased 74% to $73.8 million compared to $42.5 million in 2004. Orthopedic product revenues increased 32% to $7.8 million in the year from $5.9 million in 2004. Repliform® revenues were $7.1 million compared to $6.8 million in 2004.

The Company anticipates full year 2005 diluted net income per share to be in the previously guided range of $0.35 to $0.36. The Company has not completed the preparation of its financial statements for 2005 and additional details with respect to 2005 results of operations are not yet available. The Company plans to release financial results for the fourth quarter and full year 2005 in early March.

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2006 Financial Outlook

For the full year 2006, the Company anticipates product revenues in the range of $124.0 million to $130.0 million, which represents annualized growth between 33% and 39% compared with preliminary 2005 product revenues of $93.3 million. The Company expects its product revenue mix in 2006 to be approximately 86% reconstructive, 8% orthopedic and 6% urogynecology.

Paul Thomas, President and CEO, commented, “We expect the majority of our product revenue growth in 2006 to be driven by increasing use of AlloDerm® in complex abdominal wall procedures and breast reconstruction procedures for cancer patients. We believe there is strong momentum for continued market share penetration in each of these key markets.”

The Company estimates 2006 operating income in the range of $25.0 million to $27.5 million, which includes approximately $8 million of expected non-cash stock based compensation cost, expensed under Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. Diluted net income per share is expected to be in the range of $0.42 to $0.46, including expected stock based compensation of approximately $0.17 per share. The range for diluted net income per share excluding stock based compensation is $0.59 to $0.63. Diluted net income per share excluding stock based compensation is considered non-GAAP financial information. The Company has included this information as a supplement to the GAAP basis presentation to enhance the overall understanding of the Company’s expected future financial performance. Actual results of operations in 2006 will include the impact of stock based compensation.

Mr. Thomas noted, “We remain committed to delivering solid operating margins while increasing our investment in research and product development and clinical programs with a focus on leveraging our core tissue matrix technology to unmet medical needs.” The Company expects net research and development spending in 2006 to represent approximately 13% of expected 2006 product revenue.

Conference Call

As previously announced, the Company will host a live conference call today at 10:00 a.m. Eastern time. The dial-in number for the live call is (800) 289-0493 / domestic or (913) 981-5510 / international. A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information - Investor Relations.

A recording of the live-call will be available until January 31, 2006. The dial-in number to listen to the recording is (888) 203-1112 or (719) 457-0820. The replay access code is 5223491.

About LifeCell

LifeCell develops and markets products made from human tissue for use in reconstructive, orthopedic and urogynecologic surgical procedures. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains an array of proteins, growth factor binding sites and vascular channels -- that provides a complete template for the regeneration of normal human tissue. LifeCell’s current products include: AlloDerm® for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm suitable for injection; GraftJacket® and GraftJacket® Xpress for orthopedic applications and lower extremity wounds; AlloCraft™DBM, for bone grafting procedures; and Repliform® for urogynecologic surgical procedures. LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company’s strategic sales and marketing partners include: Wright Medical Group, Inc. for GraftJacket, Stryker Corporation for AlloCraftDBM, Boston Scientific for Repliform, and BioHorizons for periodontal applications of AlloDerm. The Company's research and development initiatives include programs focused on extending the use of its regenerative tissue matrix products into new surgical applications, leveraging its core technology to other tissues, including non-human tissues and expanding its product line in the rapidly growing biologic market. LifeCell maintains a website at www.lifecell.com.

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Forward-looking Statements

The 2005 preliminary product revenues contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-K report for the year ended December 31, 2005. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s preliminary 2005 product revenues and operating results and 2006 financial outlook. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update the information contained in this news release.

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